SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
FEBRUARY 8, 2005 (FEBRUARY 2, 2005)

DOUBLECLICK INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-23709 (COMMISSION FILE NUMBER)	13-3870996 (I.R.S. EMPLOYER IDENTIFICATION NO.)

111 EIGHTH AVENUE, 10TH FLOOR
NEW YORK, NEW YORK 10011
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(212) 683-0001
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

N.A.
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURE

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On February 2, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of DoubleClick Inc. (the “Company”) approved a Corporate Bonus Plan for 2005. The bonus plan applies to all employees of the Company above a specified salary grade level, including all of the Company’s executive officers. The following summary describes the operation of the plan as it relates to the Company's executive officers. A target bonus, expressed as a percentage of base salary ranging from 50% to 80% depending on the applicable executive officer’s salary grade level, has been established for each of the executive officers. The actual amount of any bonus payment for executive officers under the plan will be determined based on three performance criteria: (i) 35% of the targeted bonus payment will be based on revenue generated by the Company during 2005 compared to a revenue target identified in the Company’s Annual Operating Plan, (ii) 30% of the targeted bonus payment will be based on operating margin results for the Company for 2005 compared to an operating margin identified in the Company’s Annual Operating Plan and (ii) 35% of the targeted bonus amount will be based on strategic objectives identified at the beginning of the year. The amount determined based on these three performance criteria is subject to adjustment (upwards or downwards) based on an individual performance rating.

     On February 2, 2005, the Compensation Committee also authorized the payment of annual bonus awards in respect of the year ended December 31, 2004 for the Company’s named executive officers. The annual bonus awards were made pursuant to the Company’s 2004 Corporate Bonus Plan, which terms, conditions and performance criteria are substantially similar to the Corporate Bonus Plan for 2005 described above. The following table sets forth the cash bonuses to be paid to the Company’s named executive officers in respect of their 2004 annual bonuses:

Name and Position	2004 Annual Cash Bonus
Kevin Ryan, Chief Executive Officer	$128,000
Mok Choe, Chief Information Officer	$108,000
Bruce Dalziel, Chief Financial Officer	$ 96,250
Brian Rainey, President, Data	$ 75,822
David Rosenblatt, President	$ 91,000

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLECLICK INC.
By:	/s/ Hillary Smith

	Name:	Hillary Smith
	Title:	Senior Vice President and General Counsel

Dated: February 8, 2005